Exhibit 10.1

FORM OF LONG TERM INCENTIVE AWARD AGREEMENT

This Agreement is entered into as of                     , between Northwest Natural Gas Company, an Oregon corporation (the “Company”), and                      (“Recipient”).

On                     , the Organization and Executive Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) authorized an objectively-determinable performance-based award (the “TSR Award”) to Recipient pursuant to Section 8 of the Company’s Long Term Incentive Plan (the “Plan”) and a subjective performance-based award (the “Strategic Award”) to Recipient pursuant to Section 6 of the Plan. Compensation paid pursuant to the TSR Award is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), while compensation paid pursuant to the Strategic Award will not so qualify. Recipient desires to accept the awards subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Awards. Recipient’s “Target Share Amount” for purposes of this Agreement is              shares.

1.1 TSR Award. Subject to the terms and conditions of this Agreement, the Company shall issue or otherwise deliver to the Recipient the number of shares of Common Stock of the Company (the “TSR Performance Shares”) determined under this Agreement based on (a) the performance of the Company’s Common Stock relative to a peer group of companies during the three-year period from                      to                      (the “Award Period”) as described in Section 2 and (b) Recipient’s continued employment during the Award Period as described in Section 4. If the Company issues or otherwise delivers TSR Performance Shares to Recipient, the Company shall also pay to Recipient the amount of cash determined under Section 5 (the “TSR Dividend Equivalent Cash Award”). Recipient’s “TSR Target Share Amount” for purposes of this Agreement is 75% of the Target Share Amount.

1.2 Strategic Award. Subject to the terms and conditions of this Agreement, the Company shall issue or otherwise deliver to the Recipient the number of shares of Common Stock of the Company (the “Strategic Performance Shares” and, together with the TSR Performance Shares, the “Performance Shares”) determined under this Agreement based on (a) the Company’s performance against milestones during the Award Period as determined by the Committee under Section 3 and (b) Recipient’s continued employment during the Award Period as described in Section 4. If the Company issues or otherwise delivers Strategic Performance Shares to Recipient, the Company shall also pay to Recipient the amount of cash determined under Section 5 (the “Strategic Dividend Equivalent Cash Award” and, together with the TSR Dividend Equivalent Cash Award, the “Dividend Equivalent Cash Awards”). Recipient’s “Strategic Target Share Amount” for purposes of this Agreement is 25% of the Target Share Amount.

2. TSR Performance Condition.

2.1 Subject to possible reduction under Section 4, the number of TSR Performance Shares to be issued or otherwise delivered to Recipient shall be determined by multiplying the TSR Payout Factor (as defined below) by the TSR Target Share Amount; provided, however, that no TSR Performance Shares shall be issued or otherwise delivered unless the Company’s TSR (as defined below) for the Award Period is at least         %.

2.2 To determine the “TSR Payout Factor,” the ten Peer Group Companies (as defined below) shall be ranked based on their respective TSR’s from highest to lowest, with the Peer Group Company with the highest TSR having a TSR Ranking of “1” and the Peer Group Company with the lowest TSR having a TSR Ranking of “10.” If the Company’s TSR is equal to the TSR of any other Peer Group Company, the TSR Payout Factor will be the percentage in the following table corresponding to the TSR Ranking of that Peer Group Company.

TSR Ranking	TSR Payout Factor
10	0%
9	0%
8	25%
7	25%
6	50%
5	75%
4	100%
3	125%
2	150%
1	200%

If the Company’s TSR is higher than the TSRs of all Peer Group Companies, the TSR Payout Factor will be 200%. If the Company’s TSR is not at least as high as the TSR of the Peer Group Company with the TSR Ranking of “8,” the TSR Payout Factor will be 0%. If the Company’s TSR is between the TSRs of any two Peer Group Companies with TSR Rankings between “1” and “8,” the TSR Payout Factor shall be interpolated as follows. The excess of the Company’s TSR over the TSR of the lower Peer Group Company shall be divided by the excess of the TSR of the higher Peer Group Company over the TSR of the lower Peer Group Company. The resulting fraction shall be multiplied by the difference between the percentages in the above table corresponding to the TSR Rankings of the two Peer Group Companies. The product of that calculation shall be added to the percentage in the above table corresponding to the TSR Ranking of the lower Peer Group Company, and the resulting sum shall be the TSR Payout Factor.

2.3 The “Peer Group Companies” are AGL Resources Inc., Atmos Energy Corporation, The Laclede Group, Inc., New Jersey Resources Corporation, NICOR Inc., Piedmont Natural Gas Company, Inc., South Jersey Industries, Inc., Southwest Gas Corporation, Vectren Corporation and W G L Holdings, Inc. If prior to the end of the Award Period, the common stock of any Peer Group Company ceases to be publicly traded for any reason, then such company shall no longer be considered a Peer Group Company, and an alternate peer company shall become a Peer Group Company effective as of the start of the Award Period. The alternate peer companies, and the order in which they will be added as Peer Group Companies, if necessary, are: first, EnergySouth, Inc.; second, SEMCO Energy, Inc.; third, Chesapeake Utilities Corporation; and fourth, National Fuel Gas Company. If prior to the end of the Award Period, all of the above alternate peer companies have become Peer Group Companies and the common stock of yet another Peer Group Company ceases to be publicly traded for any reason so that there are only nine remaining Peer Group Companies, for purposes of Section 2.2 it shall be assumed that there is a hypothetical Peer Group Company with a TSR Ranking of “5”; provided, however, that if the Company’s TSR is between the TSRs of the Peer Group Companies with TSR Rankings of “4” and “6,” the TSR Payout Factor shall be interpolated between the payout percentages corresponding to the TSR Rankings of those two companies. If yet another Peer Group Company ceases to be publicly traded for any reason so that there are only eight remaining Peer Group Companies, for purposes of Section 2.2 it shall be assumed that there are two hypothetical Peer Group Company with TSR Rankings of “5” and “6” and, if necessary, the TSR Payout Factor shall interpolated between the payout percentages corresponding to the Peer Group Companies with TSR Rankings of “4” and “7”. Similarly, if additional Peer Group Companies cease to be publicly traded for any reason, additional hypothetical Peer Group Companies shall be assumed to exist with TSR Rankings of “4”, then “7”, then “3”, then “9”, and then “2”.

2.4 The “TSR” for the Company and each Peer Group Company shall be calculated by (a) assuming that $100 is invested in the common stock of the company at a price equal to the average of the closing market prices of the stock for the period from October 1, 2006 to December 31, 2006, (b) assuming that for each dividend paid on the stock during the Award Period, the amount equal to the dividend paid on the assumed number of shares held is reinvested in additional shares at a price equal to the closing market price of the stock on the ex-dividend date for the dividend, and (c) determining the final dollar value of the total assumed number of shares based on the average of the closing market prices of the stock for the period from October 1, 2009 to December 31, 2009. The “TSR” shall then equal the amount determined by subtracting $100 from the foregoing final dollar value, dividing the result by 100 and expressing the resulting fraction as a percentage.

2.5. Strategic Performance Condition. Subject to possible reduction under Section 4, the number of Strategic Performance Shares to be issued or otherwise delivered to Recipient shall be determined by multiplying the Strategic Payout Factor by the Strategic Target Share Amount. The “Strategic Payout Factor” shall be a percentage between 0% and 200% determined by the Committee after the Award Period based on the Committee’s assessment of the extent to which the Company has achieved the following goals during the Award Period:

[Applicable goals]

The Strategic Payout Factor shall be the same percentage for Recipient and all other recipients of similar awards for the Award Period. In determining the Strategic Payout Factor, the Committee in its discretion generally will assign a percentage of 100% for satisfactory achievement of all goals, a higher percentage for exceeding expectations and a lower percentage if goals are not achieved.

3. Employment Condition.

3.1 In order to receive the full number of Performance Shares determined under Section 2 or Section 3, Recipient must be employed by the Company on the last day of the Award Period.

3.2 If Recipient’s employment by the Company is terminated at any time prior to the end of the Award Period because of death, physical disability (within the meaning of Section 22(e)(3) of the Code), or retirement (as defined in the Company’s Retirement Plan for Non-Bargaining Unit Employees) at or after reaching age 60, Recipient shall be entitled to receive pro-rated awards. The number of each type of Performance Shares to be issued or otherwise delivered as a pro-rated award shall be determined by multiplying the number of Performance Shares determined under Section 2 or Section 3 by a fraction, the numerator of which is the number of days Recipient was employed by the Company during the Award Period and the denominator of which is the number of days in the Award Period.

3.3 If Recipient’s employment by the Company is terminated at any time prior to the end of the Award Period and Section 4.2 does not apply to such termination, Recipient shall not be entitled to receive any Performance Shares.

4. Dividend Equivalent Cash Awards. The amount of each type of Dividend Equivalent Cash Award shall be determined by multiplying the number of Performance Shares deliverable to Recipient as determined under Sections 2 and 4 or under Sections 3 and 4, as applicable, by the total amount of dividends paid per share of the Company’s Common Stock for which the dividend record date occurred after the beginning of the Award Period and before the date of delivery of the Performance Shares.

5. Certification and Payment. At the regularly scheduled meeting of the Committee held in February of the year immediately following the final year of the Award Period (the “Certification Meeting”), the Committee shall determine the Strategic Payout Factor and certify in writing (which may consist of approved minutes of the Certification Meeting) the number of Strategic Performance Shares deliverable to Recipient and the amount of the Strategic Dividend Equivalent Cash Award payable to Recipient. Prior to the Certification Meeting, the Company shall calculate the number of TSR Performance Shares deliverable and the amount of the TSR Dividend Equivalent Cash Award payable to Recipient, and shall submit these calculations to the Committee. At or prior to the Certification Meeting, the Committee shall certify in writing (which may consist of approved minutes of the Certification Meeting) the levels of TSR attained by the Company and the Peer Group Companies, the number of TSR Performance Shares deliverable to Recipient and the amount of the TSR Dividend Equivalent Cash Award payable to Recipient. Subject to applicable tax withholding, the amounts so certified shall be delivered or paid (as applicable) on a date (the “Payment Date”) that is the later of                      or five business days following the Certification Meeting, and no amounts shall be delivered or paid prior to certification. No fractional shares shall be delivered and the number of Performance Shares deliverable shall be rounded to the nearest whole share. Notwithstanding the foregoing, if Recipient shall have made a valid election to defer receipt of Performance Shares or Dividend Equivalent Cash Awards pursuant to the terms of the Company’s Executive Deferred Compensation Plan, payment of the award shall be made in accordance with that election.

6. Tax Withholding. Recipient acknowledges that, on the Payment Date when the Performance Shares are issued or otherwise delivered to Recipient, the Value (as defined below) on that date of the Performance Shares (as well as the amount of the Dividend Equivalent Cash Awards) will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required withholding amount, the Company shall first withhold all or part of the Dividend Equivalent Cash Awards, and if that is insufficient, the Company shall withhold the number of Performance Shares having a Value equal to the remaining withholding amount. For purposes of this Section 7, the “Value” of a Performance Share shall be equal to the closing market price for Company Common Stock on the last trading day preceding the Payment Date. Notwithstanding the foregoing, Recipient may elect not to have Performance Shares withheld to cover taxes by giving notice to the Company in writing prior to the Payment Date, in which case the Performance Shares shall be issued or acquired in the Recipient’s name on the Payment Date thereby triggering the tax consequences, but the Company shall retain the certificate for the Performance Shares as security until Recipient shall have paid to the Company in cash any required tax withholding not covered by withholding of the Dividend Equivalent Cash Awards.

7. Change in Control.

7.1 If a Change in Control (as defined below) occurs before the end of the Award Period, the Company shall, within 5 business days thereafter and subject to applicable tax withholding as provided for in Section 7, issue or otherwise deliver to Recipient a number of Performance Shares determined by multiplying the CIC Share Amount (as defined below) by a fraction, the numerator of which is the number of days in the period starting on the first day of the Award Period and ending on the date of the Change of Control and the denominator of which is the number of days in the Award Period. At the same time, the Company shall pay to Recipient a Dividend Equivalent Cash Award based on such number of Performance Shares. The “CIC Share Amount” shall equal 100% of the Strategic Target Share Amount plus an amount equal to the CIC TSR Payout Factor (as defined below) multiplied by the TSR Target Share Amount. The “CIC TSR Payout Factor” shall be determined in the same manner as the TSR Payout Factor is determined under Section 2 of this Agreement, except that the final dollar value under clause (c) of Section 2.4 for the Company and each Peer Group Company shall be determined based on the average of the closing market prices of each stock for the three-month period ending on the date of the Change of Control; provided, however, that the CIC TSR Payout Factor shall be zero percent if the Company’s TSR as computed for this purpose does not represent at least a     % annual return (cumulated annually) for the period starting on the first day of the Award Period and ending on the date of the Change of Control. Amounts delivered or paid under this Section 8 shall be in satisfaction of any and all obligations of the Company to issue or otherwise deliver Performance Shares or pay Dividend Equivalent Cash Awards under this Agreement.

7.2 For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events:

(a)	The consummation of:

(1) any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or

(2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;

(b) At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

(c) Any person (as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

8. Changes in Capital Structure. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to this Agreement so that the Recipient’s proportionate interest before and after the occurrence of the event is maintained.

9. Approvals. The issuance by the Company of authorized and unissued shares or reacquired shares under this Agreement is subject to the approval of the Oregon Public Utility Commission and the Washington Utilities and Transportation Commission, but no such approvals shall be required for the purchase of shares on the open market for delivery to Recipient in satisfaction of its obligations under this Agreement. The obligations of the Company under this Agreement are otherwise subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the award under this Agreement. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under this Agreement if such issuance or delivery would violate applicable state or federal law.

10. No Right to Employment. Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to continue to provide services to the Company or to interfere in any way with the right of the Company to terminate Recipient’s services at any time for any reason, with or without cause.

11. Miscellaneous.

11.1 Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.

11.2 Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

11.3 Assignment; Rights and Benefits. Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.

11.4 Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

11.5 Applicable Law; Attorneys’ Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

11.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NORTHWEST NATURAL GAS COMPANY

By

Title

RECIPIENT

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